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Exhibit 10.3

NETWORK ACCESS AGREEMENT

        This NETWORK ACCESS AGREEMENT (the "Agreement") is made and entered into this 7th day of April, 2003 by and between Health Net Life Insurance Company, a California domiciled life and disability insurance company ("HNL"), and SafeHealth Life Insurance Company, a California domiciled life and disability insurance company ("SafeHealth").

RECITALS

        WHEREAS, HNL has developed and maintains a network of providers of dental care and dental services to provide quality dental health care services in a timely and efficient manner consistent with good dental practices at contracted rates;

        WHEREAS, pursuant to the Purchase and Sale Agreement by and between Health Net, Inc. and SafeGuard Health Enterprises, Inc. dated April 7, 2003 ("Purchase and Sale Agreement"), SafeGuard Health Enterprises, Inc. agreed, among other things, to purchase and Health Net, Inc. agreed, among other things, to transfer and assign to SafeGuard Health Enterprises, Inc. or its Designee, all of HNL's right, title and interest in the agreements between the Dental Providers (as defined herein) under contract with HNL to provide dental services or dental supplies to HNL Subscribers (as defined herein) in California, Arizona and Oregon capable of being assigned or transferred by HNL to SafeGuard Health Enterprises, Inc. or its Designee;

        WHEREAS, as a condition to the obligation of the parties to consummate the Purchase and Sale Agreement, the parties agreed to enter into an agreement at the Closing to use commercially reasonable efforts to provide SafeHealth as the Designee of SafeGuard Health Enterprises, Inc. continued access after the Closing to those Dental Providers with dental provider agreements which HNL is not able to assign to SafeHealth;

        WHEREAS, HNL and SafeHealth desire to enter into this Agreement under which HNL will use its commercially reasonable efforts to provide SafeHealth with access to the Dental Providers.

        NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given such terms in the Purchase and Sale Agreement. For purposes of this Agreement, the following terms shall have the meanings specified below.

        "Assumption and Indemnity Reinsurance Agreement" means the Assumption and Indemnity Reinsurance Agreement by and between Health Net Life Insurance Company and SafeHealth Life Insurance Company dated April 7, 2003.

        "Change of Control" means the acquisition, in a single transaction or in a series of related transactions, by a person, an entity or a group of persons acting in concert of fifty-one percent (51%) or more of the voting securities of a party, or fifty-one percent (51%) or more of the aggregate value of the assets of a party.

        "Contract" mean a contract between HNL and a Dental Provider for the provision of Covered Services to HNL Subscribers in force as of the Effective Date.

        "Covered Services" means those dental services and dental supplies that are described in a Subscriber Agreement.

        "Dispute" shall have the meaning set forth in Section 7.01.

        "Dental Provider" means a dentist, dental health service provider, or a dental supply provider who or which as of the Effective Date is party to a Contract with HNL to provide dental services or dental supplies to HNL Subscribers who reside in California, Arizona or Oregon.

        "Effective Date" means the Closing Date of the Purchase and Sale Agreement by and between Health Net, Inc. and SafeGuard Health Enterprises, Inc. dated April 7, 2003.

        "HNL Subscriber" means the person who has entered into an individual or group Subscriber Agreement with HNL or any of its Affiliates and who is eligible to receive Covered Services from HNL or any of its Affiliates. For purposes of this Agreement, Subscribers under Non-Novated Dental Policies (as defined in the Assumption and Indemnity Reinsurance Agreement) shall be considered HNL Subscribers and Non-Novated Dental Policies shall be considered HNL Subscriber Agreements.

        "JAMS" shall have the meaning set forth in Section 7.02.

        "Losses" shall have the meaning set forth in Section 8.02.

        "Network List" shall have the meaning set forth in Section 2.04.

        "Non-Novated Dental Policies" shall have the meaning set forth in the Assumption and Indemnity Reinsurance Agreement.

        "Notice of Transfer" shall have the meaning set forth in Section 2.02.

        "Novated Dental Policies" shall have the meaning set forth in the Assumption and Indemnity Reinsurance Agreement.

        "Participating Dental Provider" means any Dental Provider who or which has not consented to the assignment by HNL of their Contract to SafeHealth, but who or which has otherwise consented to provide dental services or dental supplies to SafeHealth Subscribers in California, Arizona or Oregon on the same terms and conditions as contained in the Contract with such Dental Provider and who or which SafeHealth determines meets the credentialing and contracting criteria established by SafeHealth.

        "SafeHealth Subscriber" means the person who has entered into an individual or group Subscriber Agreement with SafeHealth or any of its Affiliates and who is eligible to receive Covered Services from SafeHealth or any of its Affiliates. For purposes of this Agreement, Subscribers under Novated Dental Policies (as defined in the Assumption and Indemnity Reinsurance Agreement) shall be considered SafeHealth Subscribers and Novated Dental Policies shall be considered SafeHealth Subscriber Agreements.

        "Subscriber Agreement" means an agreement with a Subscriber that describes the Covered Services and which sets forth the terms and conditions of coverage and enrollment.

ARTICLE II
HNL SERVICES

        Section 2.01.    Access to Network.    Subject to and consistent with the terms and conditions of this Agreement, HNL shall provide to SafeHealth access to the Dental Providers who or which allow such access under their Contracts for the purpose of providing dental services or dental supplies to SafeHealth Subscribers. SafeHealth shall cooperate with HNL to arrange access by SafeHealth Subscribers to any Dental Provider whose Contract does not expressly permit such access and who or which SafeHealth determines meets the credentialing and contracting criteria established by SafeHealth.

        Section 2.02.    Notice to Dental Providers.    HNL and SafeHealth shall jointly prepare and deliver to each Dental Provider a notice informing each Dental Provider of the agreement reached between HNL and SafeHealth for the transfer of the Dental Policies from HNL to SafeHealth pursuant to the Assumption and Indemnity Reinsurance Agreement and requesting each Dental Provider to consent to the assignment by HNL of such Dental Provider's Contract to SafeHealth (the "Notice of Transfer"). The expense of preparing and delivering the Notice of Transfer to each Dental Provider shall be shared equally by the parties. The parties shall use commercially reasonable efforts to take such actions or cause to be done such things necessary, proper or appropriate to obtain the consent of the Dental Providers to the assignment by HNL of their Contracts to SafeHealth. Upon receipt of a consent by a Dental Provider to the assignment by HNL of his, her or its Contract to SafeHealth, HNL shall take such actions necessary or appropriate to effect the assignment of such Dental Provider Contracts to SafeHealth.

        Section 2.03.    Access to Dental Providers.    SafeHealth understands and acknowledges that certain Dental Providers may elect not to consent to the assignment of their Contract by HNL to SafeHealth. When HNL has information that a Dental Provider has indicated that he, she or it will not consent to the assignment by HNL of such Dental Provider's Contract to SafeHealth, HNL shall use its commercially reasonable efforts to cause each such Dental Provider selected by SafeHealth to provide dental services or dental supplies to SafeHealth Subscribers on the same basis, terms and conditions as such Dental Provider has agreed to provide Covered Services to HNL Subscribers, provided, however, that HNL shall not be required to take any action with respect to any Contract that would constitute a breach thereof, a violation of Law, or that would result in a failure by HNL to provide access to HNL Subscribers to an adequate network of Dental Providers.

        Section 2.04.    Network List.    Thirty (30) days prior to the Effective Date, HNL shall deliver to SafeHealth a list of Dental Providers (the "Network List") in a mutually acceptable electronic format that is accurate as of the end of the calendar month preceding delivery of the Network List. The Network List shall contain information regarding each Dental Provider including name, billing address, facility office address, telephone number, tax identification number, the Contract fee schedule, Contract effective date, Contract termination date, and any specialty. On a monthly basis thereafter, HNL shall deliver to SafeHealth (i) updates of all information contained in the Network List and any additional information in HNL's possession reasonably necessary for SafeHealth to monitor and maintain an accurate database of Dental Providers and to maintain the sufficiency and accuracy of SafeHealth's claim processing and payment systems, (ii) a list of all Dental Providers who or which have consented to the assignment of their Contract from HNL to SafeHealth, and (iii) a list of all Dental Providers who or which have agreed to be Participating Dental Providers.

        Section 2.05.    Maintenance of Network.    HNL shall use commercially reasonable efforts to maintain and enforce all provisions of the Contracts with Participating Dental Providers, provided, however, HNL shall not be required to recruit or enter into a contract with any person or entity who or which is not a Dental Provider as of the Effective Date.

        Section 2.06.    Termination of Contracts.    HNL shall notify SafeHealth as soon as reasonably practicable of the receipt by HNL of a notice of a Participating Dental Provider's intention to terminate his, her or its Contract. Nothing herein shall preclude HNL from terminating any Participating Dental Provider either for cause or at the direction of SafeHealth in a manner consistent with the provisions of the Contract of each Participating Dental Provider. If the Contract of a Participating Dental Provider terminates, the obligation of HNL to use its commercially reasonable efforts to cause such Participating Dental Provider to provide dental services or dental supplies to SafeHealth Subscribers shall cease effective on the date such termination becomes effective.

        Section 2.07.    Communications.    HNL shall notify SafeHealth in writing promptly after receiving any actual or constructive notice of any investigation, complaint, grievance or adverse action against any Participating Dental Provider, including without limitation (i) any action against a Participating Dental Provider's state license, accreditation, or certification, or (ii) any event or circumstance which reasonably could be expected to interfere materially with, modify, or alter the performance of any Participating Dental Provider's duties or obligations under its Contract.

        Section 2.08.    Grievance Procedure.    HNL and SafeHealth shall cooperate to resolve any questions or complaints involving a Participating Dental Provider related to dental services or dental supplies provided to SafeHealth Subscribers.

ARTICLE III
OBLIGATIONS OF SAFEGUARD

        Section 3.01.    Direct Contracting.    As soon as reasonably practicable after the Effective Date, SafeHealth shall use commercially reasonable efforts to contract directly with the those Dental Providers who or which (i) do not consent to the assignment of their Contract from HNL to SafeHealth, (ii) who or which SafeHealth determines meet the SafeHealth credentialing requirements as of the Effective Date, and (iii) who or which SafeHealth determines are necessary or desirable to provide dental services or dental supplies to SafeHealth Subscribers. If any Dental Provider enters into a direct contractual relationship with SafeHealth, HNL's obligations to SafeHealth with respect to such Dental Provider pursuant to this Agreement shall cease, provided, however, HNL shall maintain its Contract with any Dental Provider who or which contracts directly with SafeHealth if necessary to provide HNL Subscribers under Non-Novated Dental Policies with access to an adequate network of Dental Providers.

        Section 3.02.    Agreements with Contracting Providers.    SafeHealth hereby accepts and agrees to comply with all provisions of the Contracts with Participating Dental Providers, including but not limited to, the responsibility to make payment to any Participating Dental Provider for dental services or dental supplies provided by the Participating Dental Providers to SafeHealth Subscribers according to the fee schedule applicable to each Contract. Any fee schedule maintained by HNL with a Participating Dental Provider shall be provided by HNL upon request to the SafeHealth. Upon receipt of the written consent of SafeHealth, HNL may amend the fee schedule applicable to any Participating Dental Provider in a manner consistent with the terms of the Contract with such Participating Dental Provider. Notwithstanding the foregoing, SafeHealth shall not modify in any way any obligation of the parties set forth in the applicable Contracts executed between HNL and the Participating Dental Providers.

        Section 3.03.    Payment of Dental Provider Fees.

        (a)   SafeHealth shall retain full responsibility for the payment of all fees related to dental services and dental supplies provided to SafeHealth Subscribers by Participating Dental Providers, excluding applicable copayment, coinsurance and deductible amounts. SafeHealth shall at all times retain full responsibility for determining compensability and for payment or non-payment of claims for fees from Participating Dental Providers pertaining to SafeHealth Subscribers.

        (b)   HNL shall promptly forward to SafeHealth any claims for fees received by HNL from Participating Dental Providers pertaining to SafeHealth Subscribers and payable by SafeHealth, unless SafeHealth has made alternate arrangements in advance with a Participating Dental Provider to submit claims directly to SafeHealth for payment. SafeHealth shall pay the claims for fees of Participating Dental Providers for dental services or dental supplies provided to SafeHealth Subscribers as soon as practical, but subject to the following minimum standard: 95% of the monthly volume of clean claims shall be paid or denied within thirty (30) days of receipt by SafeHealth. For purposes of this

Section 3.03, "clean claim" means a claim that has no defect or impropriety, including any lack of any required substantiating documentation, or particular circumstances requiring special treatment that prevents timely payments from being made on the claim. SafeHealth shall promptly notify HNL if they determine that the minimum reimbursement standards are not met regularly.

        Section 3.04.    Credentialing.    SafeHealth shall annually re-credential the Participating Dental Providers utilizing SafeHealth's credentialing criteria as of the Effective Date. If a Participating Dental Provider fails to meet the SafeHealth credentialing criteria, upon the request of SafeHealth, HNL shall terminate the Contract of such Participating Dental Provider in accordance with its terms. SafeHealth shall require the Participating Dental Providers to maintain all professional liability and general liability insurance coverage required by Law or their Contract. Subject to any applicable confidentiality requirements, HNL and its authorized representatives shall have the right, upon prior written notice, at all reasonable times during normal business hours, to inspect, review and make copies of all books and records of SafeHealth reasonably related to the credentialing of Participating Dental Providers.

        Section 3.05.    Quality of Service.    SafeHealth shall monitor the quality of Covered Services provided by the Participating Dental Providers to HNL Subscribers and SafeHealth Subscribers through a quality management program consistent with the prevailing practices and procedures of SafeHealth as of the Effective Date. In the event the standard or quality of care or service furnished by a Participating Dental Provider is found to be unacceptable under such program, SafeHealth shall promptly notify HNL and either (i) use commercially reasonable efforts to ensure that such Participating Dental Provider corrects the specified deficiency, or (ii) direct HNL to terminate the Contract of such Participating Dental Provider in accordance with its Terms. HNL shall cooperate with SafeHealth and use reasonable efforts to obtain the cooperation of Participating Dental Providers with SafeHealth's provider profiling and performance measurement programs and processes.

        Section 3.06.    Use of Information.    SafeHealth may provide the names of Participating Dental Providers to SafeHealth Subscribers in provider directories or otherwise and may use such information as otherwise necessary to carry out the terms of this Agreement, including but not limited to, attempting to contract directly with Dental Providers pursuant to Section 3.01. SafeHealth shall not otherwise use the names, symbols, trademarks or service marks of Participating Dental Providers without the prior written consent of HNL and the Participating Dental Providers.

        Section 3.07.    Subscriber Services.    SafeHealth shall perform all duties relating to SafeHealth Subscriber services, grievances, appeals and coordination of care under the SafeHealth Subscriber Agreements.

        Section 3.08.    Covered Services.    Communications as to the scope of Covered Services under the SafeHealth Subscriber Agreements and the availability of same to SafeHealth Subscribers shall be the sole responsibility of the SafeHealth.

ARTICLE IV
TERM AND TERMINATION

        Section 4.01.    Term.    The term of this Agreement shall be for a period of one (1) year, commencing on the Effective Date.

        Section 4.02.    Termination on Mutual Consent.    This Agreement may be terminated at any time by mutual agreement of the parties hereto in writing.

        Section 4.03.    Termination for Cause.    Either party may terminate this Agreement for cause by providing the other party thirty (30) days written notice of its intention to terminate upon the occurrence of any of the following:

        (a)   If a party fails to remit any amounts due under this Agreement within ninety (90) days of the date such amount is due and payable.

        (b)   If a party breaches a material term, covenant or condition of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice of such breach from the non-breaching party. The written notice of such breach shall make specific reference to the action causing breach. If the breaching party fails to cure its breach to the reasonable satisfaction of the non-breaching party during the thirty (30) day cure period, this Agreement shall terminate at the option of the non-breaching party. In the event such cure cannot reasonably be completed within such thirty (30) day period, then commencement of such cure within such thirty (30) days and its diligent prosecution shall, subject to the party's other rights to terminate the Agreement, extend the period to cure the breach for an additional period reasonably necessary to complete the cure.

        (c)   If a party engages in fraudulent, illegal or grossly negligent conduct with respect to its duties and obligations under this Agreement, the other party shall have the right to terminate this Agreement, upon delivery of written notice of such termination to the defaulting party, which shall be effective upon receipt, without prejudice to any other rights or remedies available to the non-defaulting party by reason of the defaulting party's conduct.

        (d)   If a party becomes unable to perform its obligations under the Contracts or this Agreement because of financial impairment or loss of authority to act under Law, or by action of any Governmental Authority, the other party shall have the right to terminate this Agreement immediately.

        (e)   In the event of a Change of Control of one party, the other party shall have the right to terminate this Agreement effective as of the effective date of the Change of Control.

        Section 4.04.    Post-Termination Rights and Responsibilities.    Termination of this Agreement shall not terminate rights and obligations of the parties which by their nature extend beyond the term. Upon the expiration or earlier termination of this Agreement, upon the written request of SafeHealth, SafeHealth and HNL shall coordinate the transfer of SafeHealth Subscribers to dental providers other than the Dental Providers in a manner consistent with the SafeHealth Subscribers' need for continuity of dental services and dental supplies.

ARTICLE V
RELATIONSHIP OF THE PARTIES

        Section 5.01.    Relationship of Parties.    The parties to this Agreement are and shall remain independent contractors. Neither party is the employee or agent of the other party, except as set forth herein, and neither party has an express or implied right to bind the other party. The parties do not intend to form a joint venture, partnership, or to be governed by Law relating to any relationship other than that of independent contractors. Neither party is authorized to modify, alter or waive the terms of any product issued by the other party.

        Section 5.02.    Dental Providers.    SafeHealth acknowledges that all Participating Dental Providers are independent contractors and are not employees of HNL, or any HNL Affiliate. None of the parties hereto shall attempt, directly or indirectly, to control, direct or interfere with the practice of medicine or dentistry by any Participating Dental Provider.

ARTICLE VI
PROTECTION OF CONFIDENTIAL INFORMATION

        Section 6.01.    License to Use HNL Materials.    HNL may from time to time provide to SafeHealth certain materials, brochures, reporting forms, and other related material, whether in a printed or electronic format, pertaining to the Participating Dental Providers. HNL grants to SafeHealth a non-exclusive license to use during the term of this Agreement any such nonconfidential or nonproprietary materials in a manner consistent with this Agreement and the Contracts of each Participating Dental Provider.

        Section 6.02.    Confidentiality of Information.    During the term of this Agreement and at all times thereafter, SafeHealth shall refrain from disclosing to any person any confidential or trade secret information of HNL. Upon termination of this Agreement, SafeHealth shall immediately surrender and return to HNL all documents relating to HNL's confidential or trade secret information, including but not limited to, utilization review and quality assurance plans, utilization review data bases, fee schedules and schedules of charges, billing systems, any and all operating manuals or similar materials, including without limitation the policies, procedures, methods of doing business developed by HNL, other property belonging to HNL, or other matters that are trade secrets of HNL. SafeHealth agrees that all such documents and materials are the sole property of HNL and that SafeHealth shall not make any copies thereof. Upon the termination of this Agreement, neither party shall use or permit the use for any purpose any of the other party's proprietary or confidential information or trade secrets.

        Section 6.03.    Subscriber Confidential Information.

        (a)   The parties shall maintain the confidentiality of any personal information, including health information, pertaining to Subscribers and dependents of Subscribers including, without limitation, files, records, reports, and other information prepared and maintained in connection with this Agreement, in accordance with all applicable Law.

        (b)   Each party shall obtain any necessary consent or authorization from Subscribers and the dependents of Subscribers with respect to the release to the other party of any non-public personal information, including health information, relating to such Subscribers or dependents of Subscribers, by means of a general or specific release, as appropriate. Each party shall notify the other if it becomes aware that proper authorizations have not been obtained with respect to the release of non-public personal or health information of a Subscriber or a dependent of a Subscriber.

ARTICLE VII
DISPUTE RESOLUTION

        Section 7.01.    Arbitration.    In the event of any dispute between the parties hereto relating to, arising out of, or in connection with any provision of this Agreement (hereinafter a "Dispute"), the parties to this Agreement and their representatives, designees, successors and assigns agree that any such Dispute shall be settled by binding arbitration to take place in Orange County, California; provided, however, that nothing herein shall preclude the parties from seeking equitable judicial relief pending arbitration, including but not limited to injunctive or other provisional relief.

        Section 7.02.    Selection of Arbitrator.    Any arbitration hereunder shall be conducted by a single arbitrator chosen from the panel of arbitrators of the Judicial Arbitration & Mediation Services ("JAMS") with experience and expertise in the dental HMO or dental indemnity insurance business. If a JAMS arbitrator with specific experience in the dental HMO or dental indemnity insurance business is not available, the arbitrator must have general experience in the health insurance industry. Within ten (10) days of notice of a Dispute from HNL to SafeHealth or notice from SafeHealth to HNL, HNL and SafeHealth shall use their best efforts to choose a mutually agreeable arbitrator. If HNL and SafeHealth cannot agree on an arbitrator, the arbitrator shall promptly be selected by JAMS.

        Section 7.03.    Procedures.    The party submitting a Dispute to arbitration hereunder shall present its case to the arbitrator and the other party hereto in written form within twenty (20) days after the appointment of the arbitrator. The other party hereto shall then have twenty (20) days to submit a written response to the arbitrator and the original party who submitted the Dispute to arbitration. After timely receipt of each party's case, the arbitrator shall have twenty (20) days to render his or her decision.

        Section 7.04.    Applicable Law.    The arbitrator is relieved from judicial formalities and, in addition to considering the rules of law, the limitations contained in this Agreement and the customs and practices of the health care industry, shall make his or her award with a view to effectuating the intent of this Agreement. The decision of the arbitrator shall be final and binding upon the parties, and judgment may be entered thereon in a court of competent jurisdiction.

        Section 7.05.    Expenses.    Each party shall bear its own cost of arbitration, and the costs of the arbitrator shall be shared equally among each party to a Dispute.

        Section 7.06.    Survival of Article.    This Article VII shall survive termination of this Agreement.

ARTICLE VIII
ALLOCATION OF LIABILITY & INDEMNIFICATION

        Section 8.01.    Limitation of Liability.

        (a)   HNL shall not be responsible for any claims, liabilities, expenses or other obligations arising out of or in connection with any of the benefits, coverages, or other terms and conditions of SafeHealth Subscriber Agreements, policies, agreements, or other arrangements issued or entered into by SafeHealth or any of its Affiliates providing Covered Services to SafeHealth Subscribers or the performance or non-performance of any of SafeHealth's obligations under this Agreement. HNL shall not be liable for any breach of any agreement with a Dental Provider arising from or in connection with any act, error or omission by SafeHealth. SafeHealth acknowledges that HNL shall have no responsibility to pay any compensation to any Participating Dental Provider or any other person for any dental services or dental supplies provided to a SafeHealth Subscriber.

        (b)   Except as provided in the Assumption and Indemnity Reinsurance Agreement, SafeHealth shall not be responsible for any claims, liabilities, expenses or other obligations arising out of or in connection with any of the benefits, coverages, or other terms and conditions of the HNL Subscriber Agreements, policies, agreements, or other arrangements issued or entered into by HNL or any of its Affiliates providing Covered Services to HNL Subscribers or the performance or non-performance of any of HNL "s or any of HNL's Affiliate's obligations under this Agreement. SafeHealth shall not be liable for any breach of any agreement with a Dental Providers arising from or in connection with any act, error or omission by HNL or any HNL Affiliate.

        Section 8.02.    Indemnification.    Each party shall indemnify and hold harmless the other party and their respective directors, officers, employees, representatives, and agents against any and all losses, liabilities, damages, demands, claims, actions judgments, causes of action, assessments, costs or expenses, including without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Losses") incurred by a party by reason of or arising out of the performance or non-performance of obligations of the other party under this Agreement or any other act, error or omission. The obligation of SafeHealth to indemnify HNL shall include, without limitation, Losses arising out of SafeGuard's performance or non-performance of the obligations under the Contracts with Participating Dental Providers in accordance with Section 3.02 of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.01.    Compliance with Laws.    Each party shall, in the performance of their obligations set forth in this Agreement, comply with all applicable Law and the rules and regulations of all Governmental Authorities with jurisdiction over the parties and each party shall maintain all licenses or certificates necessary or appropriate for the performance of the functions set forth in this Agreement. Each party shall conform its actions under this Agreement to any orders concerning the activities covered by this Agreement by Governmental Authorities having jurisdiction over the parties' business affairs and operations. Each party shall take all actions and make all filing, applications and provide all notices required by applicable Law. Each party shall promptly notify the other party of any complaint, inquiry or lawsuit by any Governmental Authority relating to this Agreement.

        Section 9.02.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by certified process server, certified or registered mail (postage prepaid and return receipt requested), by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type). Notices shall be effective upon receipt and shall be addressed as follows:

        (a)   if to SafeHealth to:

      SafeGuard Health Enterprises, Inc.
      95 Enterprise, Suite 100
      Aliso Viejo, California 92656
      Attn.: James E. Buncher
      President and Chief Executive Officer
      Tel: (949) 425-4100
      Fax: (949) 425-4101

    with a copy to:

      Ronald I. Brendzel
      Senior Vice President and General Counsel
      SafeGuard Health Enterprises, Inc.
      95 Enterprise, Suite 100
      Aliso Viejo, California 92656
      Tel: (949) 425-4110
      Fax: (949) 425-4586

    and

      David K. Meyercord
      Strasburger and Price, LLP
      901 Main Street, Ste 4300
      Dallas, Texas 75202-3794
      Tel: (214) 651-4525
      Fax: (214) 659-4023

        (b)   if to HNL to:

      Health Net, Inc.
      Att: General Counsel
      21650 Oxnard Street
      Woodland Hills, California 91367

      Tel: (818) 676-7601
      Fax: (818) 676-7503

    with a copy to:

      Kenneth B. Schnoll
      Sonnenschein Nath & Rosenthal
      685 Market Street
      San Francisco, CA 94105
      Tel: (415) 882-0210
      Fax: (415) 543-5472

        Section 9.03.    Headings.    The headings of the sections of this Agreement are included for the purposes of convenience only and shall not affect the interpretation of any provision hereof.

        Section 9.04.    Governing Law.    This Agreement shall be governed by and construed in accordance with the Law of the State of California, without giving effect to the principles of conflicts of laws thereof.

        Section 9.05.    Severability.    In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

        Section 9.06.    Assignability.    Except as otherwise expressly provided in this Agreement, neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Except as specifically provided in this Agreement, any attempted assignment or delegation of a party's rights, claims, privileges, duties or obligations hereunder shall be null and void.

        Section 9.07.    Successors and Assigns.    This Agreement and the rights, privileges, duties and obligations of the parties hereunder, to the extent assignable or delegable, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assignees.

        Section 9.08.    Waiver.    No waiver of or failure by any party to enforce any of the provisions, terms, conditions, or obligations herein shall be construed as a waiver of any subsequent breach of such provision, term, condition, or obligation, or of any other provision, term, condition, or obligation hereunder, whether the same or different in nature. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

        Section 9.09.    Expenses.    Except as may be specifically provided for in this Agreement, all parties shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated herein, including, but not limited to, legal and accounting fees.

        Section 9.10.    Further Assurances.    Each party agrees, at its own cost, to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

        Section 9.11.    Relationship of Parties.    The parties to this Agreement are and shall remain independent contractors. Neither party is the employee or agent of the other party, except as set forth herein, and neither party has an express or implied right to bind the other party. The parties do not intend to form a joint venture, partnership, or to be governed by Law relating to any relationship other than that of independent contractors.

        Section 9.12.    No Third Party Rights.    This Agreement has been made for the benefit of the parties hereto and respective successors and permitted assigns and nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties to it and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third person to any party to this Agreement.

        Section 9.13.    Exhibits and Schedules.    All exhibits and Schedules referred to in this Agreement are incorporated herein by this reference.

        Section 9.14.    Force Majeure.    Neither party- hereto shall be liable for any delay or failure in the performance of any obligation under this Agreement or for any loss or damage (including indirect or consequential damage) to the extent that such nonperformance, delay, loss or damage results from any contingency which is beyond the control of such party, provided such contingency is not caused by the fault or negligence of such party. A contingency for the purposes of this Agreement shall be acts of God, fires, floods, earthquakes, explosions, storms, wars, hostilities, blockades, public disorders, quarantine restrictions, embargoes, strikes or other labor disturbances, and compliance with any law, order or control of, or insistence by any governmental or military authority.

        Section 9.15.    Plurals/Pronouns/Gender.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

        Section 9.16.    Locative Adverbs.    Whenever in this Agreement the locative adverbs "herein," "hereof," or "hereunder" are used, the same shall be understood to refer to this Agreement in its entirety and not to any specific article, section, subsection, subpart, paragraph or subparagraph.

        Section 9.17.    Integration.    This Agreement and all Exhibits and Schedules attached hereto constitute the entire agreement between the parties with regard to the subject matter hereof and thereof. This Agreement supersedes all previous agreements between or among the parties. There are no agreements, representations, or warranties between or among the parties with respect to the subject matter hereof other than those set forth in this Agreement or the documents and agreements referred to in this Agreement.

        Section 9.18.    Amendments.    No amendment, modification, or supplement to this Agreement shall be binding on any of the parties unless it is reduced to writing and signed by each of the parties. SafeHealth acknowledges that Contracts permit the implementation of certain amendments unilaterally by HNL without the consent by the Dental Providers who or which are parties to such Contracts. SafeHealth shall cooperate with HNL in effecting such amendments to Contracts as may be required in order to carry out the terms of this Agreement.

        Section 9.19.    Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HEALTH NET LIFE INSURANCE COMPANY
/s/ DAVID W. ANDERSON Name: David W. Anderson Title: President
SAFEHEALTH LIFE INSURANCE COMPANY
/s/ JAMES E. BUNCHER Name: James E. Buncher Title: President and Chief Executive Officer
/s/ RONALD I. BRENDZEL Name: Ronald I. Brendzel Title: Senior Vice President and Secretary

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